Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Merchants Bancshares, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-41051), Form S-3D (No. 333-20375), Form S-8 (No. 333-34869), Form S-8 (No. 333-34871), and Form S-8 (No. 333-18845) as amended by Post Effective Amendment No. 1 on Form S-8/A, of Merchants Bancshares, Inc. and subsidiaries of our reports dated March 16, 2010, with respect to the consolidated balance sheets of Merchants Bancshares, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of the internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Merchants Bancshares, Inc.

/s/ KPMG LLP

Albany, NY

March 16, 2010

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.